Exhibit 5.1

February 27, 2026

Datavault AI Inc.

One Commerce Square

2005 Market Street, Suite 2400

Philadelphia, PA 19103

Re:	Datavault AI Inc. Dividend Distribution of Warrants to Purchase Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Datavault AI Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated February 27, 2026 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-288538) originally filed with the Commission under the Act on July 7, 2025, as amended by Amendment No. 1 thereto filed with the Commission under the Act on July 8, 2025 (as amended, the “Registration Statement”), and the related prospectus, dated July 9, 2025, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of (i) warrants (the “Warrants”) to purchase up to 9,723,244 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) up to 9,723,244 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Warrants are being sold pursuant to the Warrant Agreement, dated as of February 27, 2026 (the “Warrant Agreement”), by and between the Company and VStock Transfer, LLC, as warrant agent.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrant Agreement, the Company’s certificate of incorporation, as amended, and the Company’s bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as expressly stated herein with respect to the Warrants or the Warrant Shares.

Datavault AI Inc.

February 27, 2026

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the Warrant Agreement is the valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with their terms and that they have not been amended or terminated orally or in writing; (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Warrants, when issued in accordance with the Warrant Agreement will be constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Warrant Shares, when issued by the Company upon exercise of the Warrants, delivered and paid for in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable.

The opinions expressed herein are subject to the following exceptions, qualifications and limitations:

A.	Our opinions are subject to the effect of (i) any bankruptcy, insolvency, reorganization, moratorium or similar laws and principles affecting creditors’ rights generally (including, without limitation, fraudulent transfer or fraudulent conveyance laws), and (ii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

Datavault AI Inc.

February 27, 2026

B.	Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion as to any provision (i) that could be construed as a penalty or forfeiture, (ii) indemnifying a party against liability for its own wrongful or negligent acts or otherwise in cases where indemnification or contribution could be considered contrary to public policy (including, without limitation, under federal and state securities laws and regulations as interpreted by applicable governmental authorities), (iii) exculpating another party from liability or waiving defenses or other rights, (iv) to the effect that terms of a document may not be waived or modified except in writing, (v) regarding the recovery of attorneys’ fees for a person who is not the prevailing party in a final proceeding, (vi) imposing a payment obligation with respect to the Company’s obligations, or (vii) whereby a party purports to ratify acts in advance of the occurrence of such acts.

C.	We express no opinion with respect to the validity or enforceability of (i) any provision allowing any party to exercise any remedial rights without notice to the Company, (ii) any waiver of demand by the Company or any waiver of any rights or any defense that as a matter of law or public policy cannot be waived, (iii) any provision purporting to establish evidentiary standards, (iv) any provision that purports to establish the subject matter jurisdiction of the United States District Court to adjudicate any controversy, (v) any provision that purports to entitle any person or entity to specific performance of any provision of such document, (vi) any provision that requires a person or entity to cause another person or entity to take or to refrain from taking action under circumstances in which such person or entity does not control such other person or entity, (vii) any provision insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes, (viii) any provision to the extent that it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, or (ix) the effectiveness of service of process by mail in any suit, action or proceeding of any nature. Further, we express no opinion as to the acceptance by a federal court located in the State of New York of jurisdiction of a dispute arising under the Warrant Agreement.

D.	We express no opinion as to the validity or enforceability of any provision that (i) waives (a) vague or broadly stated rights, (b) future rights, (c) the benefits of statutory, regulatory or constitutional rights, unless and to the extent that the statute, regulation or constitution expressly allows waiver, (d) unknown future defenses, or (e) rights to damages, (ii) states that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that the failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy, (iii) grants set-off rights, (iv) imposes penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default, (v) appoints one party as an attorney-in-fact for an adverse party or (vi) states that time is of the essence.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than, with respect to the Warrant Shares, the General Corporation Law of the State of Delaware and, with respect to the Warrant Agreement and the Warrants, the internal laws of the State of New York, in each case as in effect on the date hereof.

Datavault AI Inc.

February 27, 2026

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the Registration Statement and the Prospects. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings LLP